UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 21, 2009

Asbury Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

2905 Premiere Parkway NW, Suite 300 Duluth, Georgia	30097
(Address of principal executive offices)	(Zip Code)

(770) 418-8200

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 21, 2009, Asbury Automotive Group, Inc. (the “Company”), as borrower, and certain of its subsidiaries, as guarantors, entered into an amendment (the “JPM Amendment”) to the Company’s Revolving Credit Agreement, dated as of October 29, 2008 (the “JPM Credit Facility”), with JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of commercial banks. In addition, on July 22, 2009, the Company, as borrower, and certain of its subsidiaries, as guarantors, entered into an amendment (the “BofA Amendment” and, collectively with the JPM Amendment, the “Amendments”) to the Company’s Credit Agreement, dated as of September 26, 2008 (the “BofA Credit Facility” and, together with the JPM Credit Facility, the “Credit Facilities”), with Bank of America, N.A., as administrative agent, and a syndicate of commercial banks and commercial financing entities. The following description of the Amendments is not complete and is qualified in its entirety by the actual terms of the Amendments, copies of which are incorporated herein by reference and attached hereto as Exhibits 10.1 and 10.2.

The Amendments provide the Company with additional flexibility under each of the Credit Facilities by:

•	eliminating the total leverage ratio; and

•	reducing the fixed coverage charge ratio from 1.20 to 1.00 to 1.10 to 1.00 for each four fiscal quarter period ending on or prior to September 30, 2010.

The Amendments also modify each of the Credit Facilities by:

•

imposing significant additional limitations on the Company’s ability to incur new indebtedness other than (i) permitted floorplan indebtedness, (ii) real estate loans in an aggregate amount not to exceed $12,000,000, (iii) certain refinancings, refunds, renewals or extensions of existing indebtedness and (iv) other customary permitted indebtedness;

•

effective for the four fiscal quarter period ending March 31, 2010, modifying the definitions of (i) “Consolidated EBITDA” by excluding gains and losses and other expenses on repurchases of long-term debt, and (ii) “Consolidated Fixed Charge Coverage Ratio” by excluding from the calculation any taxes paid as a result of any gains on repurchases of long-term debt; and

•

increasing the applicable margin from 1.5% to 2% and the undrawn commitment fee from 0.25% to 0.35% under the JPM Credit Facility and increasing the fees and rates payable by the Company under the BofA Credit Facility in accordance with the revised pricing grid set forth below:

Pricing Level	Utilization Rate	Commitment Fee	Letter of Credit Fee	Eurodollar Rate +	Base Rate +
1	Less than or equal to 25%	0.40%	2.75%	3.00%	2.00%
2	Less than or equal to 50% but greater than 25%	0.50%	3.25%	3.50%	2.50%
3	Greater than 50%	0.60%	3.75%	4.00%	3.00%

In addition, the BofA Amendment modifies the BofA Credit Facility by:

•	reducing the EBITDA component of the Company’s borrowing base calculation;

•	reducing the swing line credit availability from $25 million to $20 million; and

•	requiring the Company to reduce the total credit availability from $175.0 million to $150.0 million.

Pursuant to the Amendments, at any time after April 30, 2010, the Company has the option upon thirty days’ written notice to the applicable administrative agent to reinstate the total leverage ratio and revert to the restrictions regarding additional debt set forth in the applicable Credit Facility prior to the Amendment. The Company paid customary amendment fees in connection with the Amendments.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1 to Credit Agreement, dated as of July 21, 2009, among Asbury Automotive Group, Inc., as the Borrower, certain subsidiaries of Asbury Automotive Group, Inc., as Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other Lenders party thereto

10.2	Amendment No. 1 to Credit Agreement, dated as of July 22, 2009, among Asbury Automotive Group, Inc., as the Borrower, certain subsidiaries of Asbury Automotive Group, Inc., as Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, and the other Lenders party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: July 24, 2009	By:	/s/ Craig T. Monaghan
	Name:	Craig T. Monaghan
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 1 to Credit Agreement, dated as of July 21, 2009, among Asbury Automotive Group, Inc., as the Borrower, certain subsidiaries of Asbury Automotive Group, Inc., as Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other Lenders party thereto

10.2	Amendment No. 1 to Credit Agreement, dated as of July 22, 2009, among Asbury Automotive Group, Inc., as the Borrower, certain subsidiaries of Asbury Automotive Group, Inc., as Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, and the other Lenders party thereto